Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION
ANNOUNCES THAT ROBERT WILLIAMS, SR. HAS BEEN APPOINTED
TO ITS BOARD OF DIRECTORS AND AUDIT COMMITTEE

Greenwich, CT – December 28, 2004 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced that the Company’s Board of Directors (the “Board”) has appointed Mr. Robert M. Williams, Sr. to serve as a director on the Company’s Board and as a member of the Board’s Audit Committee, effective December 23, 2004.  The Company’s Board has determined that Mr. Williams meets the American Stock Exchange (“AMEX”) requirements for an independent director and a member of the Audit Committee.  Mr. Williams has been active in venture capital and special situation investing for over 35 years and has been involved in more than 150 venture capital and acquisition investments.  The appointment of Mr. Williams is intended to restore the Company’s Audit Committee to the three independent members required by the AMEX Company Guide.

The Company’s two reportable segments are employer cost containment and health services, and educational services.  The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith.  The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.  The Company’s discontinued operations consist of Pumpkin Masters Holdings, Inc. (“Pumpkin”) and, P.D. Holdings, Inc. (“Possible Dreams”).  The Company sold all of Pumpkin’s assets in October 2004.  Possible Dreams filed for bankruptcy in October 2003, at which time the Company no longer included the operating results of Possible Dreams in its consolidated financial statements.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to successfully complete its supplemental procedures and file its Form 10-Q for the quarter ended September 30, 2004, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.